EXHIBIT 10.40

SUMMARY OF DIRECTOR COMPENSATION

Each of the independent directors of Dex Media, Inc. (the “Company”) receives a $60,000 annual cash retainer. In addition, each of the Company’s independent directors receives $1,250 for each Board of Directors meeting attended and an additional $1,000 for each committee meeting attended ($625 in the case of telephonic Board meetings and $500 in the case of telephonic committee meetings). The chairman of the Audit Committee receives an additional $10,000 annual cash retainer, while the chairmen of our other committees will receive an additional $7,500 annual cash retainer. Each of the Company’s independent directors who serves in one of our committees, other than as a chairman, receives an additional $5,000 annual cash retainer.

On February 17, 2005, the Board of Directors determined that upon joining the Board of Directors, each independent director will receive: (i) a one-time grant of 10,000 restricted shares of the Company’s common stock that vest in equal installments on the first, second and third anniversaries of the date of grant and (ii) an additional 12,500 restricted shares of the Company’s common stock that vest in equal installments on the first, second and third anniversaries of the date of grant. Prior thereto, each independent director was granted 12,500 restricted shares of the Company’s common stock upon joining the Board of Directors, with such shares vesting in equal installments on the first, second and third anniversaries of the grant date.

Non-independent directors do not receive any compensation as directors.

All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.